Exhibit 99.2

MINISTER OF ENERGY AND MINERAL RESOURCES

    REPUBLIC OF INDONESIA

Our Ref. 7522/13/MEM/2015	October, 7th, 2015

Mr. James R. Moffett

Chairman of the Board Freeport McMoRan Inc.

Subject: Request for Operation Extension

Thank you for your previous letter on October 7th, 2015 and regarding for it, we can convey things as follow:

1.

While the Government proceeds in addressing the legal and regulation aspects, PT Freeport Indonesia will continue to operate pursuant to the Contract of Work through 30 December 2021. The Government acknowledges that PT Freeport Indonesia has applied for the extensions pursuant to the provisions of its Contract of Work.

2.

The Government of Indonesia has received the letter from PTFI regarding the extension of the contract, dated 9 July 2015, as it has been stated in our letter number 6665/05/MEM/2015, 11 September 2015.

3.

I assure you that the Gol is completing the amendment of legal framework of governing the coal and mineral resources, including the changing of the PP to accommodate the foreign investment in Indonesia. Regarding PTFI’s proposal of contract extension, Gol warrants PTFI would be able to submit the proposal of contract extension immediately upon implementation of the regulatory amendment and the Government will not unreasonably withhold or delay approval. It is further understood that the approval will ensure the same rights and the same level of legal and fiscal certainty as contained in the Contract of Work.

4.

Regarding PTFI’s proposal of contract extension, the GOI acknowledges that PTFI and The Gol have discussed and agreed upon all items stated in the MOU dated 25 July 2014. The Gol commits to ensure the continuation of foreign investment in Indonesia. However, due to legal constraints according to the GOI, the approval of PTFI’s contract extension will be given promptly after the GOI implements the regulatory amendment.

Concurrently with the approval of the contract extension for Gol, PTFI commits to continuing its investment program in Indonesia involving approximately $18 Billion USD.

Thank you for your cooperation.

Minister of Energy and Mineral Resources,

Sudirman Said

Cc:

Presiden Republic of Indonesia